Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer, and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Brian Johnston / Lynn Lewis Phone: 631-807-1986 investors@cryolife.com

Anthony Semedo Joins CryoLife Board of Directors

ATLANTA, GA  –  (September 22,  2021)  –  CryoLife, Inc. (NYSE: CRY), a leading cardiac and vascular surgery company focused on aortic disease, announced today the appointment of Anthony “Tony” Semedo to its Board of Directors effective October 1, 2021.

“We are thrilled to welcome Tony, a leader in the aortic space, to our board of directors,” commented Pat Mackin, Chairman, President, and Chief Executive Officer. “Tony’s demonstrated ability to lead, grow, and integrate diversified global divisions in the medical device space as well as his experience managing robust R&D, quality, and regulatory functions will be instrumental as we advance on our growth trajectory.”

Mr. Semedo stated, “I am very excited to join CryoLife as the company continues to grow as a dominant force within the aortic space. I look forward to working with the entire team to support the company’s enduring commitment to enabling positive patient outcomes while providing a diversified portfolio to surgeons across the globe.”

Mr. Semedo has over 40 years of  U.S and international experience in the medical device industry, serving most recently as Senior Vice President & President of Japan Operations at Medtronic, where he led multiple business units and functions.  Through his tenure at Medtronic, Mr. Semedo held several executive management positions including Senior Vice President & President of the company’s Aortic, Peripheral and Venous (APV) Division and Senior Vice President & President of Endovascular Innovations. He previously served as Vice President of Medtronic’s Japan Cardiovascular Business and as Global Vice President of Vascular Research and Development. Earlier in his career he spent time at Alaris Medical Systems, Eli Lilly & Co., and Abbott Laboratories. Mr. Semedo received his Bachelor of Science in Engineering from the University of Massachusetts.

1655 Roberts Boulevard, NW • Kennesaw, Georgia 30144 (770) 419-3355 Phone • (770) 426-0031 Fax • e-mail: info@cryolife.com http://www.cryolife.com

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair. CryoLife markets and sells products in more than 100 countries worldwide. For additional information about CryoLife, visit our website, www.cryolife.com.